Exhibit 99.2

Unaudited Pro forma Condensed Combined Financial Statements

On December 22, 2005, The TriZetto Group, Inc. (“TriZetto”), completed its acquisition of all of the issued and outstanding capital stock of CareKey, Inc. (“CareKey”). The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase.

The unaudited pro forma condensed combined balance sheet as of September 30, 2005, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2005 and the year ended December 31, 2004, are presented herein. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of TriZetto and CareKey as of September 30, 2005. The unaudited pro forma condensed combined statements of operations were prepared using the historical statements of operations of TriZetto and CareKey for the nine months ended September 30, 2005 and for the year ended December 31, 2004.

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it had been completed on September 30, 2005, and combines the unaudited condensed balance sheets of TriZetto and CareKey. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2005 and for the year ended December 31, 2004 give effect to the acquisition as if it had occurred on January 1, 2004.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations actually would have been if the events described above occurred as of the dates indicated or what such financial position or results would be for any future periods. The unaudited pro forma condensed combined financial statements, and the accompanying notes, are based upon the respective historical consolidated and combined financial statements of TriZetto and CareKey, and should be read in conjunction with TriZetto’s historical financial statements and related notes, TriZetto’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in TriZetto’s Quarterly Report on Form 10-Q for the period ended September 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004, and CareKey’s financial statements presented herein.

The TriZetto Group, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2005

(in thousands)

	TriZetto	CareKey	Pro forma		Pro forma Combined
	(As Reported)
ASSETS
Current assets
Cash and cash equivalents	$56,916	$12,255	$(40,000)	(A)	$29,171
Restricted cash	914	100	—		1,014
Accounts receivable, net	46,996	1,736	(932)	(B)	47,800
Prepaid expenses and other current assets	8,352	156	—		8,508

Total current assets	113,178	14,247	(40,932)		86,493
Property and equipment, net	23,586	1,419	—		25,005
Capitalized software development costs, net	28,587	—	—		28,587
Goodwill (combined with other intangible assets, net)	39,455	—	46,601	(C)	86,056
Other intangible assets, net	2,501	—	—		2,501
Other assets	6,391	19	—		6,410

Total assets	$213,698	$15,685	$5,669		$235,052

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term notes payable	$2,465	$—	$—		$2,465
Capital lease obligations	2,545	—	—		2,545
Accounts payable	10,668	83	(932)	(B)	9,819
Accrued liabilities	27,707	442	500	(D)	28,649
Deferred revenue	30,459	8,072	(7,277)	(E)	31,254

Total current liabilities	73,844	8,597	(7,709)		74,732
Long term line of credit	27,000	—	20,000	(A)	47,000
Capital lease obligations	1,015	—	—		1,015
Deferred revenue	2,839	1,120	(654)	(E)	3,305
Other long-term liabilities	1,480	—	—		1,480

Total liabilities	106,178	9,717	11,637		127,532

Stockholders’ equity (deficit)
Preferred Convertible Stock - Series A	—	12,393	(12,393)	(F)	—
Preferred Convertible Stock - Series B	—	6,633	(6,633)	(F)	—
Common stock	43	2	(2)	(F)	43
Paid-in capital	374,768	509	(509)	(F)	374,768
Deferred stock compensation	(3,143)	—	—		(3,143)
Accumulated deficit	(264,148)	(13,569)	13,569	(F)	(264,148)

Total stockholders’ equity	107,520	5,968	(5,968)		107,520

Total liabilities and stockholders’ equity	$213,698	$15,685	$5,669		$235,052

See accompanying Notes to Unaudited Pro forma Condensed Combined Financial Statements.

The TriZetto Group, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2005

(in thousands)

	TriZetto	CareKey	Pro forma Adjustments		Pro forma Combined
	(As Reported)
Revenue:
Recurring revenue	$118,584	$2,898	$(321)	(G)	$121,161
Non-recurring revenue	98,795	6,053	(3,843)	(H)	101,005

Total revenue	217,379	8,951	(4,164)		222,166

Cost of Revenue:
Recurring revenue	71,939	360	(745)	(G)	71,554
Non-recurring revenue	49,387	1,316	(3,469)	(H)	47,234

	121,326	1,676	(4,214)		118,788

Recurring revenue - recovery from loss on contracts	(2,877)	—	—		(2,877)
Non-recurring revenue - loss on contracts	—	—	—		—

	(2,877)	—	—		(2,877)

Total cost of revenue	118,449	1,676	(4,214)		115,911

Gross profit	98,930	7,275	50		106,255
Operating expenses:
Research and development	24,663	2,850	—		27,513
Selling, general and administrative	55,462	2,405	—		57,867
Amortization of other intangible assets	2,596	—	—		2,596

Total operating expenses	82,721	5,255	—		87,976

Income from operations	16,209	2,020	50		18,279
Interest income	632	176	(600)	(I)	208
Interest expense	(743)	—	(1,125)	(J)	(1,868)

Income before provision for (benefit from) income taxes	16,098	2,196	(1,675)		16,619
(Provision for) benefit from income taxes	(341)	—	101	(K)	(240)

Net income	$15,757	$2,196	$(1,574)		$16,379

Net income per share:
Basic	$0.37				$0.39
Diluted	$0.35				$0.36
Shares used in computing net income per share:
Basic	42,093				42,093
Diluted	45,475				45,475

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The TriZetto Group, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2004

(in thousands)

	TriZetto	CareKey	Pro forma Adjustments		Pro forma Combined
	(As Reported)
Revenue:
Recurring revenue	$158,981	$—	$—		$158,981
Non-recurring revenue	115,584	71	—		115,655

Total revenue	274,565	71	—		274,636

Cost of Revenue:
Recurring revenue	107,825	—	—		107,825
Non-recurring revenue	63,126	539	(4,037)	(L)	59,628

	170,951	539	(4,037)		167,453

Recurring revenue - recovery from loss on contracts	(5,886)	—	—		(5,886)
Non-recurring revenue - loss on contracts	4,533	—	—		4,533

	(1,353)	—	—		(1,353)

Total cost of revenue	169,598	539	(4,037)		166,100

Gross profit (loss)	104,967	(468)	4,037		108,536
Operating expenses:
Research and development	30,398	2,228	—		32,626
Selling, general and administrative	59,980	2,217	—		62,197
Amortization of other intangibles	4,244	—	—		4,244

Total operating expenses	94,622	4,445	—		99,067

Income (loss) from operations	10,345	(4,913)	4,037		9,469
Interest income	583	55	(500)	(I)	138
Interest expense	(1,369)	—	(1,200)	(J)	(2,569)

Income (loss) before provision for income taxes	9,559	(4,858)	2,337		7,038
Provision for income taxes	(1,101)	—	(269)	(K)	(1,370)

Net income (loss)	$8,458	$(4,858)	$2,068		$5,668

Net income per share:
Basic	$0.18				$0.12
Diluted	$0.18				$0.12
Shares used in computing net income per share:
Basic	46,794				46,794
Diluted	48,157				48,157

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The TriZetto Group, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements of The TriZetto Group, Inc. (“TriZetto”) for the nine months ended September 30, 2005 and the year ended December 31, 2004 give effect to the acquisition of CareKey, Inc. (“CareKey”) as if it had been completed on January 1, 2004. The unaudited pro forma condensed combined balance sheet as of September 30, 2005 gives effect to the acquisition of CareKey as if it had occurred on September 30, 2005.

The unaudited pro forma condensed combined statements of operations and unaudited pro forma condensed combined balance sheet were derived by adjusting TriZetto’s historical financial statements for the acquisition of CareKey. The unaudited pro forma condensed combined balance sheet and unaudited pro form condensed combined statement of operations are provided for informational purposes only and should not be construed to be indicative of TriZetto’s financial position or results of operations had the transaction been consummated on the dates indicated and do not project TriZetto’s financial position or results of operations for any future period or date.

The unaudited pro forma condensed combined balance sheet and unaudited condensed combined statements of operations and accompanying notes should be read in conjunction with TriZetto’s historical financial statements and related notes, TriZetto’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in TriZetto’s Quarterly Report on Form 10-Q for the period ended September 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004, and CareKey’s financial statements presented herein.

Prior to the acquisition, TriZetto had entered into an arrangement in 2004 to integrate CareKey products into its suite of care management solutions (“CareAdvance™) for sale within the Facets® installed customer base. The CareAdvance integration with TriZetto’s Facets® administrative system provided real-time access to member administrative data including claims, eligibility, benefits and authorizations. TriZetto believes the acquisition of CareKey allows it to further tighten the integration of CareAdvance™ to that of Facets®. Additionally, the acquisition permits TriZetto to expand the distribution of CareAdvance™ beyond the current Facets® installed base.

Note 2. Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $60.5 million. CareKey stockholders and optionholders will also be entitled to receive contingent consideration up to a total of $40.0 million under certain circumstances. The estimated total purchase price for the acquisition is as follows (in thousands):

Cash	$60,000
Estimated acquisition costs	500

$60,500

The TriZetto Group, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statement

The final purchase price is dependent on the actual final direct acquisition costs and potential future contingent payments.

Based on the estimated purchase price, the preliminary purchase price allocation, subject to change pending completion of the final valuation and analysis, is as follows (in thousands):

Tangible assets	$14,753
Goodwill and other intangible assets (a)	46,601

Total assets acquired	61,354
Liabilities assumed	(854)

Net assets acquired	$60,500

(a)	Goodwill and other intangible assets represents the excess of the purchase price over the fair value of the net assets acquired.

Note 3. Pro forma Adjustments

The following pro forma adjustments are based upon management’s preliminary estimates of the value of the tangible and intangible assets acquired. These estimates are subject to finalization.

(A)	Represents borrowings of $20.0 million on TriZetto’s line of credit to help fund the acquisition, and $60.0 million paid in cash to CareKey stockholders and optionholders in connection with the acquisition. The $60.0 million paid to CareKey stockholders and optionholders does not include the contingent consideration of up to $40.0 million, which could potentially be paid under certain circumstances.

(B)	Represents the elimination of intercompany receivables and payables between CareKey and TriZetto of $932,000 related to the pre-existing relationship.

(C)	Represents $46.6 million of goodwill and other intangible assets resulting from the transaction. This amount has initially been recorded to goodwill and will be allocated between goodwill and intangible assets once a final fair market valuation has been completed. The related amortization will also be determined at that time.

(D)	Represents estimated transaction costs of $500,000 associated with the acquisition.

(E)	Represents the write-off of approximately $7.9 million of CareKey’s deferred revenue, which does not represent a legal obligation assumed by TriZetto in accordance with EITF 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree.

(F)	Represents the elimination of the historical equity accounts of CareKey.

(G)	Represents the elimination of CareKey royalty revenues and TriZetto’s royalty expenses related to TriZetto’s sale of CareKey maintenance services, which occurred prior to the acquisition as part of TriZetto and CareKey’s pre-existing relationship.

(H)

Represents the elimination of CareKey royalty revenues and TriZetto’s royalty expenses related to TriZetto’s sale of CareKey product licenses, which occurred prior to the acquisition as part of TriZetto and CareKey’s pre-existing relationship. CareKey implementation revenues and TriZetto consulting expenses are also eliminated from the unaudited pro forma condensed combined financial statement for the nine months ended September 30, 2005, which represents the revenues and expenses related to TriZetto’s outsourcing of CareKey employees for implementation projects.

(I)	Represents the reduction of interest income related to the cash paid for CareKey had the transaction been completed on January 1, 2004.

(J)	Represents the increase in interest expense related to the additional $20.0 million of borrowings that would have been drawn from TriZetto’s line of credit to help fund the acquisition had the transaction been completed on January 1, 2004.

(K)	Represents the tax effect of the adjustments to the pro forma statements of operations at an effective rate of 6.0% and 11.5% for the nine months ended September 30, 2005 and the year ended December 31, 2005, respectively.

(L)	Represents the reversal of TriZetto’s royalty payment to CareKey related to TriZetto’s sale of CareKey product licenses, which occurred prior to the acquisition as part of TriZetto and CareKey’s pre-existing relationship. CareKey received this payment and recorded the payment as deferred revenue in January 2005, subsequently recognizing revenue ratably in the nine months ended September 30, 2005 (Unaudited).